Exhibit 10.11

Kent R. Stephenson

Executive Vice President and General Counsel

Dynegy Inc.

1000 Louisiana Street, Suite 5800

Houston, TX  77002

713.507.0386

Kent.R.Stephenson@dynegy.com

June 28, 2011

Lynn Lednicky	Via Hand Delivery
Dynegy Inc.
1000 Louisiana Street, Suite 5800
Houston, TX 77002

Re: Transition Services Agreement

Dear Mr. Lednicky:

As you are aware, the Board of Directors of Dynegy Inc. (“Dynegy”) has taken steps during the past several weeks to reorganize Dynegy’s executive leadership team.  In connection with those changes, and in recognition of your past efforts for Dynegy and its affiliates (collectively, the “Company”), we are offering you the ability to receive certain retention bonus payments if you continue to provide services to the Company through the earlier of (i) December 30, 2011, or (ii) the date you experience an Involuntary Termination (as such term is defined in the Dynegy Inc. Executive Severance Pay Plan (the “Severance Plan”) or the Dynegy Inc. Executive Change in Control Severance Pay Plan (the “Change in Control Plan”), as applicable) of your employment with the Company or a termination of your employment due to death or Disability (as such term is defined in the Severance Plan or the Change in Control Plan, as applicable).  The terms of your continued employment with the Company, and the terms of your retention bonus payments are outlined in this letter agreement (the “Agreement”).

1.                                       Role and Reporting Relationship.  During the period between the date hereof and December 30, 2011 (the “Term”), you will report to Dynegy’s Chief Executive Officer, and you will be responsible for (i) providing transition services to the Company in connection with the implementation of the new executive management team at the direction of Dynegy’s Chief Executive Officer, and (ii) assisting Dynegy’s Chief Executive Officer and other officers in connection with its ongoing financing and restructuring activities.  You will continue to be an Executive Vice President of Dynegy during the Term.

2.                                       Compensation.  Your base compensation and eligibility to receive bonus payments under the Dynegy Inc. Incentive Compensation Plan (the “STI Plan”) will remain unchanged during the Term (i.e., you will continue to have an incentive compensation target of 100% of base compensation).  You also will continue to receive all other Company benefits that you currently receive, including, but not limited to, continued participation in the STI Plan.

3.                                       Retention Bonus Payments.  You will be eligible to receive three separate retention bonus payments for services during the Term.  These are as follows:

(a)                                  Financing Bonus.  You will receive a payment of $100,000 upon the closing of any replacement financing or full or partial refinancing of Dynegy’s existing first lien credit facility.  This payment will be made in cash, subject to all applicable tax withholding, no later than the next available payroll cycle following the closing date for the financing or refinancing transaction.

(b)                                 Exchange Offer Bonus.  You will receive a payment of $50,000 in connection with the performance of services related to Dynegy’s efforts to execute a tender offer or exchange offer related to any series of its publicly-held, unsecured debt.  If a tender offer or exchange offer is initiated prior to December 31, 2011, then the amount of this payment will be increased to $100,000.  This payment will be made in cash, subject to all applicable tax withholding, no later than the next available payroll cycle following the earlier of (i) the initiation of the tender offer or exchange offer, as applicable, or (ii) December 30, 2011.

(c)                                  Service Bonus.  You will receive a payment of $100,000 if you continue to provide services to the Company through December 30, 2011.  This payment will be made in cash, subject to all applicable tax withholding, no later than the next available payroll cycle following December 30, 2011.

Notwithstanding the preceding, if you experience an Involuntary Termination of your employment with the Company prior to December 30, 2011, to the extent not previously paid, you will receive the payment described in Section 3(a) and Section 3(c), and you will receive $100,000 pursuant to Section 3(b) unless the tender offer or exchange offer has not been initiated for any reason, in which case you will receive $50,000 pursuant to Section 3(b).  If your employment is terminated due to your death or Disability after the achievement of any of the bonus criteria in this Section 3 but prior to the actual payment of such bonus, you (or your estate, if applicable) will receive such payment as if you remained employed by the Company.  In such event, any such payment will be made in cash, subject to all applicable tax withholding.  Any such payment will be made to you (or your estate, if applicable) at the same time that any cash payments under the Severance Plan or Change in Control Plan, as applicable, are made to you (or your estate, if applicable), and you will be required to timely execute a copy of a Severance Agreement and Release to receive all such payments (except in the event of your death).  The payment of amounts pursuant to this Section 3 are in addition to any amounts to which you are otherwise entitled pursuant to the Severance Plan or the Change in Control Plan.

4.                                       Severance Benefits and Equity Awards.

You will continue to be covered by the Severance Plan and the Change in Control Plan (collectively, the “Executive Severance Plans”) during the Term.  If you continue to provide services to the Company through December 30, 2011, your employment will be terminated by the Company on that date, and such termination will be treated as an Involuntary Termination under the terms of the Executive Severance Plans and any grant agreements for outstanding equity or equity-based awards, and you will receive all applicable payments under the terms of such plans and agreements.  In the event you cease to directly report to Dynegy’s Chief Executive Officer, you will promptly resign your employment with the Company and such resignation will be treated as an Involuntary Termination for purposes of the Executive Severance Plans, any grant agreements for outstanding equity or equity-based awards, and Section 3 of this Agreement.  As provided by the Executive Severance Plans, you will be required to timely execute a copy of a Severance Agreement and Release to receive any payments under such plans.  Further, if you experience an Involuntary Termination of your employment with the Company prior to December 30, 2011, you will receive (i) a cash payment, subject to all applicable tax withholding, equal to the base compensation that you would have been paid if you had been employed through December 30, 2011, and not yet paid as of the date of your Involuntary Termination of employment (the “Base Compensation Payment”), and (ii) all applicable payments under the terms of the Executive Severance Plans and any grant agreements for outstanding equity or equity-based awards; provided, however, that for purposes of calculating the short-term incentive based payments under the Executive Severance Plans, you will be deemed to have been employed and received base compensation through December 30, 2011.  The Executive Severance Plans will be deemed to be amended to the extent necessary to accomplish the foregoing.  Any such Base Compensation Payment will be made to you at the same time that any cash payments under the Severance Plan or Change in Control Plan, as applicable, are made to you, and you will be required to timely execute a copy of a Severance Agreement and Release to receive all such payments.  Any previously received outstanding equity or equity-based awards will be treated in accordance with the terms of the applicable grant agreements for such awards.

For the avoidance of doubt, if you experience an Involuntary Termination at anytime, you will be entitled to receive, under the terms of the Severance Plan or Change in Control Plan, as applicable, in addition to any amounts payable pursuant to Section 3 and any amounts related to equity or equity-based awards, an amount equal to (i) your base salary, which is $435,000/yr plus (ii) your STI Target amount, which is $435,000, subject to your timely execution of a Severance Agreement and Release.  If such Involuntary Termination occurs prior to December 30, 2011, you will also receive the lump sum payment described in Section 4(i), subject to your timely execution of a Severance Agreement and Release.

5.                                       Amendment.  This Agreement may be amended at any time only by written action of both parties hereto; provided however, if it is subsequently determined that it is necessary to amend the Agreement to comply with any applicable law, it may be so amended unilaterally by the Company.

If you are willing to abide by the terms of this Agreement, please sign your name and date of signing as provided below.

Sincerely,

/s/ Kent R. Stephenson
Kent R. Stephenson
Executive Vice President and General Counsel

cc:                                 Julius Cox, Vice President Human Resources

Agreed to on this 28th day of June, 2011, by

/s/ Lynn Lednicky
Lynn Lednicky